Exhibit 10.1

Employment Term Sheet Richard K. Schoebel November 17, 2009

Employee:	Richard K. Schoebel

Title:	Chief Operating Officer

Start Date:	November 30, 2009

Base Salary:	$275,000.00

Bonus:	Annual bonus between 0% and 100% of the annual Base Salary

Restricted Stock:	35,000 share grant – vesting over 5-years

Stock Options:	35,000 share grant – vesting over 5-years

Automobile Allowance:	$1,500 / per month

Benefits:	Entitled to participate in all of the Company’s employee benefit plans and programs on substantially the same terms and conditions as other senior executives.

Death / Disability:	Substantially consistent with the terms and conditions of the death and disability provisions of John Roche’s employment contract.

Termination / Non-Renewal / Change of Control:	Substantially consistent with the terms and conditions of the termination / non-renewal / change of control provisions of John Roche’s employment contract.

Employment Contract:

Initial term of 3 years.
Terms and conditions of Employment Contract to be substantially consistent with the terms and conditions of the employment contract entered into between John Roche and the Company.

Relocation Expenses:

Six months of living expenses at $5,000/ per month.
$20,000 reimbursement of moving and travel expenses to relocate to New York metro area. In the event Richard Schoebel voluntarily terminates his employment during the initial 24-months of employment he will be obligated to refund to the Company the unamortized portion of the Relocation Expenses.

Agreed to and accepted this 17 day of November, 2009.

Retail Opportunity Investments Corp.

/s/ Stuart A. Tanz		/s/ Richard K. Schoebel
By:	Stuart A. Tanz	Richard K. Schoebel
Its:	Chief Executive Officer

Retail Opportunity Investments Corp.
Ph: (914) 272-8080 3 Manhattanville Road, 2nd Floor, Purchase, NY 10577 Fax: (914) 272-8088
Ph: (760) 599-7000 1750 La Costa Meadows Drive, San Marcos, CA 92078 Fax: (760) 599-7007